Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED AUGUST 31, 2023 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 18, 2023 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the second quarter ended August 31, 2023. Highlights include:

•
Revenues were $106.8 million for the quarter compared to $111.2 million for the same quarter last year, a decrease of $4.4 million or 4.0%.
•
Earnings per diluted share for the current quarter were $0.42 compared to $0.47 for the comparative quarter last year.
•
Our gross profit margin for the quarter was 31.0% compared to 31.7% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the second quarter ended August 31, 2023 were $106.8 million compared to $111.2 million for the same quarter last year, a decrease of $4.4 million, or 4.0%. Gross profit margin was $33.1 million, or 31.0%, as compared to $35.2 million, or 31.7%, for the same quarter last year. Net earnings for the quarter were $10.9 million, or $0.42 per diluted share, as compared to $12.2 million, or $0.47 per diluted share for the same quarter last year.

The Company’s revenues for the six-month period ended August 31, 2023 were $218.1 million compared to $218.9 million for the same period last year, a decrease of $0.8 million or 0.4%. Gross profit margin was $67.1 million, or 30.8%, as compared to $69.2 million, or 31.6% for the six-month periods ended August 31, 2023 and August 31, 2022, respectively. Net earnings for the six-month period ended August 31, 2023 were $22.5 million, or $0.87 per diluted share compared to $23.8 million, or $0.92 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our results for the quarter were within our expectations. Our gross profit margin for the quarter of 31.0% is within our target range and showed improvement of 40 basis points from 30.6% in the sequential quarter ending May 31, 2023 and declined 70 basis points to 31.0% compared to 31.7% in the same prior year quarter. Our EBITDA remained relatively stable at $19.8 million or 18.5% of sales compared to the sequential quarter, $20.5 million or 18.4% of sales and compared to the same quarter last year $21.3 million or 19.1% of sales.

"Our recent acquisitions added approximately $6.5 million in revenues and $0.02 in diluted earnings per share for the quarter and $10.6 million in revenues and $0.06 in diluted earnings per share for the six-month period. These increases were offset by sales volume decline as some of our print partners have experienced slowness in their sales and reduced their outsourced work to us. We will continue to explore acquisitions that make sense and hunt for new sales in new markets and new channels. As part of our regular course of business we continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly and maintain our profitability.

"We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We continue to focus on delivering profitability and returns to our shareholders."

Last quarter, the Company reported that a jury had awarded it $5 million in actual and punitive damages in a lawsuit against Wright Printing Company, its owner, CEO and other employees. The award has not been recognized in the Company’s financial reports due to post-verdict motions, including the Company’s motion for its attorney’s fees, that are still pending before the Court. The Court’s rulings on the pending motions should clarify the total amount owed to the Company for the jury verdict, attorney’s fees and interest. Given the financial disclosures made by the defendants, it appears that they have the financial wherewithal to satisfy most, if not all, of the eventual judgment. Accordingly, we anticipate recognizing the judgment as a collectible receivable after the Court rules on the pending motions. The ultimate collection of the judgment may be deferred until the defendants exhaust their appellate rights.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and six months ended August 31, 2023 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,	August 31,	August 31,	August 31,
	2023	2022	2023	2022
Net earnings	$10,910	$12,194	$22,545	$23,821
Income tax expense	4,373	4,741	8,898	9,264
Interest expense	—	—	—	—
Depreciation and amortization	4,497	4,329	8,841	8,707
EBITDA (non-GAAP)	$19,780	$21,264	$40,284	$41,792
% of sales	18.5%	19.1%	18.5%	19.1%

In Other News

On September 15, 2023 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on November 3, 2023 to shareholders of record on October 6, 2023.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2023. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2023	2022	2023	2022
Revenues	$106,760	$111,233	$218,054	$218,900
Cost of goods sold	73,661	76,014	150,914	149,677
Gross profit margin	33,099	35,219	67,140	69,223
Operating expenses	18,341	17,937	36,684	35,624
(Gain) Loss from disposal of assets	52	5	52	—
Operating income	14,706	17,277	30,404	33,599
Other expense	(577)	342	(1,039)	514
Earnings before income taxes	15,283	16,935	31,443	33,085
Income tax expense	4,373	4,741	8,898	9,264
Net earnings	$10,910	$12,194	$22,545	$23,821

Weighted average common shares outstanding
Basic	25,886,058	25,797,097	25,858,154	25,805,419
Diluted	26,215,908	25,858,811	26,010,739	25,867,504

Earnings per share
Basic	$0.42	$0.47	$0.87	$0.92
Diluted	$0.42	$0.47	$0.87	$0.92

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2023	2023
Assets
Current Assets
Cash			$100,340	$93,968
Accounts receivable, net			48,215	53,507
Inventories, net			45,653	46,834
Other			4,731	2,317
Total Current Assets			198,939	196,626
Property, plant & equipment, net			51,988	47,789
Operating lease right-of-use assets			12,164	13,133
Goodwill and intangible assets			135,486	135,907
Other			293	380
Total Assets			$398,870	$393,835
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$13,092	$18,333
Accrued expenses			17,655	18,067
Current portion of operating lease liabilities			4,866	4,847
Total Current Liabilities			35,613	41,247
Other non-current liabilities			20,111	21,156
Total liabilities			55,724	62,403
Shareholders' Equity			343,146	331,432
Total Liabilities and Shareholders' Equity			$398,870	$393,835

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2023	2022
Cash provided by operating activities			$34,934	$21,755
Cash used in investing activities			(15,640)	(1,801)
Cash used in financing activities			(12,922)	(14,040)
Change in cash			6,372	5,914
Cash at beginning of period			93,968	85,606
Cash at end of period			$100,340	$91,520